Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

May 23, 2016

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel to National Oilwell Varco, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to an additional 29,900,000 shares of common stock, $0.01 par value per share (the “ Shares ”), pursuant to a registration statement on Form S-8 (the “ Registration Statement ”) under the Securities Act of 1933, as amended (the “ Act ”), to be filed with the U.S. Securities and Exchange Commission (the “ Commission ”), which Shares are issuable under the National Oilwell Varco Long-Term Incentive Plan (the “ Plan ”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified to us as being true and complete copies of the originals, of (a) the Plan; (b) the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other corporate records, certificates, instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “ DGCL ”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the related award agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.

National Oilwell Varco, Inc.

May 23, 2016

We express no opinion as to matters involving any law other than the DGCL. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP